Exhibit 99.1

November 4, 2016

Liberty Interactive Corp. and Liberty Expedia Holdings, Inc. Announce Completion of Split-Off

ENGLEWOOD, Colo.—(BUSINESS WIRE)— Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) (“Liberty Interactive”) and Liberty Expedia Holdings, Inc. (Nasdaq:  LEXEA, LEXEB) (“Liberty Expedia”) announced today that the split-off of Liberty Expedia from Liberty Interactive has been completed. As a result, Liberty Interactive and Liberty Expedia are now separate publicly traded companies. Liberty Expedia’s Series A and Series B common stock will begin trading in the regular way on Monday, November 7, 2016 on the Nasdaq Global Select Market under the symbols listed above.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive’s subsidiary Evite, minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter Communications and various green energy investments.

About Liberty Expedia Holdings, Inc.

Liberty Expedia Holdings’ (Nasdaq: LEXEA, LEXEB) principal assets consist of its interest in Expedia, Inc. and its subsidiary Bodybuilding.com, LLC. Expedia is an online travel company, empowering business and leisure travelers through technology with the tools and information they need to efficiently research, plan, book and experience travel. Bodybuilding.com is an internet retailer of sports and fitness products, dietary supplements and a digital media publisher featuring health-and-fitness content, workout programs, video trainers, recipes, health advice and motivational stories. More information is available at www.libertyexpedia.com.

Liberty Interactive Corporation and Liberty Expedia Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation and Liberty Expedia Holdings, Inc.